SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 1 OF 14 PAGES


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                         Questcor Pharmaceuticals, Inc.
                                (Name of Issuer)


                           Common Stock, no par value
                         (Title of Class of Securities)


                                    232808105
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 2 OF 14 PAGES


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Delta Opportunity Fund, Ltd.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (A) [_]
                                                            (B) [_] (See Item 6)

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                British Virgin Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                    -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,850,003 shares of Common Stock (See Item 4(a))
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                  -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,850,003 shares of Common Stock (See Item 4(a))
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,850,003 shares of Common Stock (See Item 4(a))

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                6.0% (See Item 4(a))

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                CO

________________________________________________________________________________

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 3 OF 14 PAGES


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                Delta Opportunity Fund (Institutional), LLC
                13-4040413
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (A) [_]
                                                            (B) [_] (See Item 6)

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                    -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,063,623 shares of Common Stock (See Item 4(a))
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                  -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,063,623 shares of Common Stock (See Item 4(a))
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,063,623 shares of Common Stock (See Item 4(a))

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                4.4% (See Item 4(a))

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                OO

________________________________________________________________________________

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 4 OF 14 PAGES


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                Arthur G. Altschul, Jr.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (A) [_]
                                                            (B) [_] (See Item 6)

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                    -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,913,626 shares of Common Stock (See Item 4(a))
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                  -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,913,626 shares of Common Stock (See Item 4(a))
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,913,626 shares of Common Stock (See Item 4(a))

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                9.9% (See Item 4(a))

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                IN

________________________________________________________________________________

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 5 OF 14 PAGES


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                Reinaldo M. Diaz

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (A) [_]
                                                            (B) [_] (See Item 6)

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                    -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,913,626 shares of Common Stock (See Item 4(a))
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                  -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,913,626 shares of Common Stock (See Item 4(a))
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,913,626 shares of Common Stock (See Item 4(a))

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                9.9% (See Item 4(a))

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                IN

________________________________________________________________________________

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 6 OF 14 PAGES


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                Diaz & Altschul Advisors, LLC
                13-3940170
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (A) [_]
                                                            (B) [_] (See Item 6)

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                    -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,913,626 shares of Common Stock (See Item 4(a))
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                  -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,913,626 shares of Common Stock (See Item 4(a))
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,913,626 shares of Common Stock (See Item 4(a))

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                9.9% (See Item 4(a))

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                OO

________________________________________________________________________________

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 7 OF 14 PAGES


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                Diaz & Altschul Management, LLC
                06-1502204
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (A) [_]
                                                            (B) [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                    -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,063,623 shares of Common Stock (See Item 4(a))
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                  -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,063,623 shares of Common Stock (See Item 4(a))
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,063,623 shares of Common Stock (See Item 4(a))

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                4.4% (See Item 4(a))

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                OO

________________________________________________________________________________

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 8 OF 14 PAGES


Item 1(a).        Name of Issuer:

                  Questcor Pharmaceuticals, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  3260 Whipple Road
                  Union City, California  94587

Item 2(a).        Names of Persons Filing:

                  Delta Opportunity Fund, Ltd. ("Delta")
                  Delta Opportunity Fund (Institutional), LLC
                  ("Institutional")
                  Arthur G. Altschul, Jr. ("Altschul")
                  Reinaldo M. Diaz ("Diaz")
                  Diaz & Altschul Advisors, LLC ("Advisors")
                  Diaz & Altschul Management, LLC ("Management")

Item 2(b).        Address of Principal Business Office:

                  Delta - c/o SEI Investments, Styne House, Upper Hatch Street Dublin 2, Ireland
                  Institutional - 950 Third Avenue, 16th Floor, New York,
                  New York 10022
                  Altschul - 950 Third Avenue, 16th Floor, New York,
                  New York 10022
                  Diaz - 950 Third Avenue, 16th Floor, New York, New York 10022 Advisors - 950 Third Avenue, 16th Floor, New York,
                  New York 10022
                  Management - 950 Third Avenue, 16th Floor, New York,
                  New York 10022

Item 2(c).        Place of Organization or Citizenship:

                  Delta - British Virgin Islands
                  Institutional - Delaware
                  Altschul - United States of America
                  Diaz - United States of America
                  Advisors - New York
                  Management - Delaware

Item 2(d).        Title of Class of Securities:

                  Common Stock, no par value per share of the Issuer (the "Common Stock")

 Item 2(e).       CUSIP Number:

                  232808105

Item 3. This Schedule is filed pursuant to Rule 13d-1(c) by Altschul, Diaz, Delta, Institutional, Advisors and Management.

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 9 OF 14 PAGES


Item 4.           Ownership:

                  (a)    Amount Beneficially Owned:

                         Altschul: 4,913,626 shares*
                         Diaz: 4,913,626 shares*
                         Delta: 2,850,003 shares*
                         Institutional: 2,063,623 shares*
                         Advisors: 4,913,626 shares*
                         Management: 2,063,623 shares*

                  (b)    Percent of Class:

                         Altschul: 9.9%
                         Diaz: 9.9%
                         Delta: 6.0%
                         Institutional: 4.4%
                         Advisors: 9.9%
                         Management: 4.4%

                         (Based on 44,379,058 shares of Common Stock outstanding, as of November 6, 2003, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.)

                  (c)    Number of Shares as to which the Person has:

                         Altschul, Diaz and Advisors:

                         (i)     sole power to vote or to direct the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 4,913,626 shares of Common Stock*

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 4,913,626 shares of Common Stock*

                         Delta:

                         (i)     sole power to vote or to direct the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 2,850,003 shares of Common Stock*

SCHEDULE 13G
CUSIP NO. 232808105                                          PAGE 10 OF 14 PAGES


                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 2,850,003 shares of Common Stock*

                         Institutional and Management:

                         (i)     sole power to vote or to direct the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 2,069,623 shares of Common Stock*

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 2,069,623 shares of Common Stock*

*Advisors serves as investment advisor to Delta and Institutional. By reason of such relationships, Advisors may be deemed to share voting and dispositive power over the shares of Common Stock owned by Delta and Institutional. Advisors disclaims beneficial ownership of such shares of Common Stock.

Management serves as investment manager to and managing member of Institutional. By reason of such relationships, Management may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Institutional. Management disclaims beneficial ownership of such shares of Common Stock.

Altschul is a member of the parent company of Advisors and is a member of Management. By reason of such relationships, Altschul may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Advisors and Management. Altschul disclaims beneficial ownership of such shares of Common Stock listed as beneficially owned by Advisors and Management.

Diaz is a member of the parent company of Advisors and is a member of Management. By reason of such relationships, Diaz may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Advisors and Management. Diaz disclaims beneficial ownership of such shares of Common Stock listed as beneficially owned by Advisors and Management.

SCHEDULE 13G
CUSIP NO. 232808105                                          PAGE 11 OF 14 PAGES


The shares of Common Stock reported as beneficially owned are held by Delta and Institutional. Altschul, Diaz, Advisors and Management disclaim beneficial ownership of such shares of Common Stock. Delta and Institutional each disclaims beneficial ownership of shares of Common Stock reported on this Schedule as beneficially owned by any other person identified on this Schedule.

Certain of the shares of Common Stock reported as beneficially owned by Delta and Institutional are shares of Common Stock which each such person has the right to acquire upon conversion of shares of the Series B Convertible Preferred Stock (the "Preferred Shares") of the Issuer as follows:

Delta: 2,156,821 shares
Institutional: 1,561,836 shares

Certain of the shares of Common Stock reported as beneficially owned by Delta and Institutional are shares of Common Stock which each such person has the right to acquire upon exercise of warrants (the "Warrants") to purchase shares of Common Stock as follows:

Delta: 690,182 shares
Institutional: 499,787 shares

The Preferred Shares and the Warrants contain limitations on the conversion or exercise thereof which make the Preferred Shares inconvertible and the Warrants unexercisable to the extent the holder would, upon conversion or exercise, beneficially own more than 9.9% of the Common Stock.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable

Item 9.           Notice of Dissolution of Group:

                  Not applicable

Item 10.          Certification:

SCHEDULE 13G
CUSIP NO. 232808105                                          PAGE 12 OF 14 PAGES


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

      Exhibit I: Joint Filing Agreement, dated as of January 28, 2003, by and among Altschul, Diaz, Delta, Institutional, Advisors and Management (incorporated herein by reference to the exhibit with the same number filed with Schedule 13G filed by the persons reporting on this Amendment No. 1).

SCHEDULE 13G
CUSIP NO. 232808105                                          PAGE 13 OF 14 PAGES


                                    SIGNATURE

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 17, 2003


                    DELTA OPPORTUNITY FUND, LTD.

                    By:  DIAZ & ALTSCHUL ADVISORS, LLC,
                         as Investment Advisor

                          By: /s/ Christopher S. Mooney
                          ----------------------------
                          Christopher S. Mooney
                          Title: Chief Financial Officer


                    DELTA OPPORTUNITY FUND (INSTITUTIONAL), LLC

                    By:   DIAZ & ALTSCHUL MANAGEMENT, LLC,
                          as Managing Member

                          By: /s/ Christopher S. Mooney
                          ----------------------------
                          Christopher S. Mooney
                          Title: Chief Financial Officer


                    /s/ Arthur G. Altschul, Jr.
                    -------------------------------
                    Arthur G. Altschul, Jr.


                    /s/ Reinaldo M. Diaz
                    -------------------------------
                    Reinaldo M. Diaz


                    DIAZ & ALTSCHUL ADVISORS, LLC

                    By: /s/ Christopher S. Mooney
                    ----------------------------
                    Christopher S. Mooney
                    Title: Chief Financial Officer

SCHEDULE 13G
CUSIP NO. 232808105                                          PAGE 14 OF 14 PAGES


                    DIAZ & ALTSCHUL MANAGEMENT, LLC

                    By: /s/ Christopher S. Mooney
                    ----------------------------
                    Christopher S. Mooney
                    Title: Chief Financial Officer